Exhibit 4.23
SUPPLEMENTAL INDENTURE NO. 4
SUPPLEMENTAL INDENTURE NO. 4 (this “Supplemental Indenture”), dated as of May 2, 2019, among INTELSAT JACKSON HOLDINGS S.A. (or its successor), a société anonyme existing under the laws of Luxembourg (the “Issuer”), INTELSAT US FINANCE LLC, a Delaware limited liability company and indirect subsidiary of the Issuer (the “New Guarantor”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H :
WHEREAS the Issuer and the existing Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of March 29, 2016, providing for the issuance of the Issuer’s 8.00% Senior Secured Notes due 2024 (the “Notes”), initially in the aggregate principal amount of $1,250,000,000;
WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and
WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture without notice to or consent of any Holder.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
1.Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2.Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture, and to be bound by all other applicable provisions of the Indenture and the Notes applying to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.
3.Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 12.02 of the Indenture; provided that copies of notices to the Issuer or a Guarantor need not be provided to Paul, Weiss, Rifkind, Wharton & Garrison LLP, but shall instead be provided to:
Skadden, Arps, Slate Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Attention:     Eric. L. Cochran, Esq.
Andrea L. Nicolas, Esq.

4.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
5.Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND FOR THE AVOIDANCE OF DOUBT, THE APPLICABILITY OF ARTICLE 86 TO 94-8 OF THE AMENDED LUXEMBOURG LAW ON COMMERCIAL COMPANIES SHALL BE EXCLUDED.
6.Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture and the Security Documents effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture and Security Documents, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer.

7.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
8.Effect of Headings. The Section headings herein are for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms of provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
INTELSAT US FINANCE LLC
By: INTELSAT ALLIANCE LP, its Sole Member
By: INTELSAT GENESIS GP LLC, as General Partner of Intelsat Alliance LP
By:    /s/ Jacques Kerrest
Name: Jacques Kerrest
Title: Executive Vice President & Chief Financial Officer
INTELSAT JACKSON HOLDINGS S.A.
By:    /s/ Michelle Bryan
Name:    Michelle Bryan
Title:    Deputy Chairman & Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
By:    /s/ Quinton M. DePompolo
Name:    Quinton M. DePompolo
Title:    Banking Officer